Exhibit 99.1

      Digirad Reports 2006 Third Quarter and Nine Months Results


    POWAY, Calif.--(BUSINESS WIRE)--Oct. 31, 2006--Digirad Corporation (NASDAQ:DRAD), a leading provider of cardiovascular imaging services and solid-state nuclear medicine imaging products to physician offices, hospitals and imaging centers, today announced financial results for the third quarter and first nine months of 2006.

    Review of Operations

    "We made good progress during the quarter in many areas that are key to our drive to profitability," said Chief Executive Officer Mark Casner. "Gross margin improved in our product business compared to last year's third quarter, and the consolidated net loss declined by nearly 25%. Revenue from the sale of our proprietary nuclear imaging systems met our expectations for the period, and DIS leasing service revenue was only slightly lower than we had forecasted. We attribute the shortfall in DIS revenue primarily to a sharper than anticipated seasonal slowdown in demand this past summer."

    "Throughout this year, we have maintained our focus on reducing our cost structure as we drive toward profitability. In earlier releases we described our success in renegotiating our pharmacy contracts and improving our hub operations. These efforts continued in the third quarter, resulting in headcount reduction and other cost saving measures. We continue to evaluate the productivity of our hubs and will selectively close and open hubs based upon achieving our performance objectives."

    Casner continued, "Our DIS camera upgrade program continues, with eight triple-head cameras now in operation in our 83-unit DIS fleet. We are pleased by the performance of these cameras. As we anticipated, our new system's high-definition solid-state (HDSD) digital detector technology and other advanced features provide a more comfortable experience for the patient, and more rapid throughput and excellent image quality for the physician-user. Another important benefit is that the XPO platform reduces our cost per system compared to previous designs.

    "In our product business, we sold 17 cameras during this year's third quarter compared to 14 in the third quarter of 2005, and we anticipate shipping a comparable number of systems in the fourth quarter. We have noted that the cardiac nuclear market is under pressure this year, a trend that started last year and is expected to continue. While our sales numbers remain somewhat flat, they do represent an increase in market share. We believe the release of our advanced Cardius XPO line of imaging systems for nuclear cardiology will help us sustain this increase in market share.

    "We believe that these improvements to our operating platform and cost structure, and the advanced technology and performance we offer in both our DIS and product businesses, are moving us toward our goal of sustainable revenue and earnings growth. We currently expect Digirad's performance to improve in the fourth quarter compared to the third, and we look for further improvements in 2007."

    Third Quarter Results

    For the three months ended September 30, 2006, consolidated revenues decreased 3.7% to $16.7 million compared to $17.4 million for the third quarter of 2005.

    DIS revenue decreased 9.6% to $11.4 million for this year's third quarter. This compares to DIS revenue for the third quarter of 2005 of $12.6 million, which included stress agent revenue of approximately $1.1 million. DIS service days for the third quarter of 2006 were 3,262 compared to 3,471 for the same period last year.

    As previously announced, beginning in June 2006, DIS phased out providing stress agents used in some imaging procedures. Instead, DIS' physician customers now provide these agents. Management estimates that this change reduced DIS revenue in the third quarter by approximately $1.1 million compared to what it otherwise would have been under the original delivery model. "We believe the overall impact will be to reduce DIS revenue by about $2.6 million for 2006 as a whole, but to increase DIS gross margin by 50 to 100 basis points with little to no impact on DIS net earnings," Mr. Casner said.

    Product segment revenue, which includes sales of gamma cameras, upgrades, accessories and maintenance revenue, increased 11.9% to $5.3 million for the third quarter of 2006 versus $4.7 million for the third quarter of 2005.

    Consolidated gross margin for the three months ended September 30, 2006 increased to 24.5% from 19.6% for the third quarter of 2005.

    DIS gross margin was 23.8% for this year's third quarter compared to 26.9% for the third quarter of 2005. "As previously announced, we changed the focus and responsibilities of some of our DIS personnel towards increased operational as opposed to administrative tasks as we seek to drive each DIS hub to profitability. Accordingly, beginning in the third quarter, some personnel costs previously accounted for as general and administrative expense were reported as cost of goods sold. This resulted in approximately $300,000 in additional cost of goods sold in the period," Mr. Casner explained.

    Product segment gross margin improved to 25.9% for the third quarter of 2006 versus 0.3% for last year's third quarter. The favorable impact on gross margin in this year's third quarter of higher sales volume, operational efficiencies and lower camera maintenance costs was offset by lower average selling prices related to product mix, and a $250,000 additional reserve against inventory in anticipation of the transition to the XPO series. Results for the third quarter of 2005 reflected $700,000 of excess capacity costs due to low production volumes in that quarter.

    The net loss for the third quarter of 2006 was $2.1 million, or $0.11 per share, including stock-based compensation expense of $344,000. This compares to a net loss of $2.8 million, or $0.15 per share, for the third quarter of 2005, which included stock-based compensation expense of $103,000.

    Cash and equivalents and securities available for sale at September 30, 2006 were $44.1 million compared to $49.5 million at December 31, 2005. Net receivables were $7.2 million at September 30, 2006 compared to $8.1 million at December 31, 2005. Net inventories were $5.8 million at September 30, 2006 compared to $5.1 million at December 31, 2005.

    Nine Months Results

    For the nine months ended September 30, 2006, consolidated revenues increased 7.7% to $54.7 million compared to $50.8 million for the first nine months of 2005. DIS revenue was essentially unchanged at $38.0 million compared to $38.2 million last year. Product revenue increased 32.1% to $16.7 million from $12.6 million. Overall gross margin for this year's first nine months improved to 25.9% versus 23.6% for the same period last year.

    The net loss for the first nine months of 2006 was $6.1 million, or $0.33 per share, which includes stock-based compensation expense of $1.4 million. This compares to a net loss for the first nine months of 2005 of $6.8 million, or $0.37 per share, including stock-based compensation expense of $411,000.

    Fourth Quarter and 2006 Guidance

    Management currently expects DIS revenue for the fourth quarter ending December 31, 2006 in the range of $11.1 million to $11.5 million, which would include the impact of the change in the delivery of stress agents; product revenue between $4.9 million and $5.3 million; and consolidated revenues between $16.0 million and $16.8 million. The consolidated loss for the fourth quarter is expected to be between $1.1 million and $1.6 million, including estimated stock-based compensation expense of $335,000.

    For 2006 as a whole, the Company now anticipates consolidated revenues in the range of $70.7 million and $71.5 million, consisting of DIS revenue between $49.1 million and $49.5 million (including the impact of the stress agent delivery change) and product revenue between $21.6 million and $22.0 million; and a consolidated loss between $7.3 million and $7.8 million, including estimated stock-based compensation expense of $1.7 million.

    Conference Call

    Digirad has scheduled a conference call at 11:00 a.m. ET today. A simultaneous web cast of the call may be accessed at the Investor Relations page of www.digirad.com. A replay will be available for one year at this same Internet address. A telephone replay will be available for 48 hours after the call by dialing (800) 642-1687, reservation #8452379.

    About Digirad

    Digirad Corporation develops, manufactures and markets solid-state, digital gamma cameras to hospitals, imaging centers and physician offices. Digirad offers a comprehensive line of solid-state nuclear gamma cameras that produce high-quality images for use in the detection of many medical conditions, including cardiovascular disease. Digirad's cameras are unique as their lightweight and compact design allows them to fit easily into small office spaces. Digirad's wholly owned subsidiaries Digirad Imaging Solutions and Digirad Imaging Systems offer a comprehensive, mobile imaging leasing and services program for physicians who wish to perform in-office nuclear cardiology procedures but do not have the patient volume, capital or resources to justify purchasing a gamma camera. For more information, please visit www.digirad.com. Digirad(R), Digirad Imaging Solutions(R), and Cardius(R) are registered trademarks of Digirad Corporation.

    Forward-Looking Statements

    Digirad cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts and use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance or events. Examples of such statements include the statements regarding our expectations of improved performance from our upgrade of the DIS fleet to the mobile version of the Cardius 3 XPO system, our expectations of achieving reduced operating costs as a result of headcount reductions, hub closures and other cost cutting measures; our statements regarding increasing our market share in a declining market; statements regarding the expected financial impact of our decision to discontinue offering stress agents and, in general, our anticipated financial results for the fourth quarter of 2006, 2006 fiscal year and our anticipated further performance improvement in 2007. The inclusion of these and other forward-looking statements should not be regarded as a representation by Digirad that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Digirad's business including, without limitation: the degree to which personnel changes and related disruptions in our business activities may affect Digirad's products, customers, work force, suppliers, and our overall business prospects and operations; the degree to which Digirad's camera systems and related services will be accepted by physicians and hospitals some of whom may experience reliability issues or technical problems; the ability of Digirad to effectively market, sell and distribute its medical devices, and related services given its limited capabilities in these areas; Digirad's ability to manage risks relating to product liability, warranty claims, recalls, property damage and personal injury with respect to its imaging systems; and other risks detailed in Digirad's Securities and Exchange Commission filings, including its Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Digirad undertakes no obligation to revise or update this press release including the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.



                         Digirad Corporation
           Condensed Consolidated Statements of Operations
               (In thousands, except per share amounts)
                             (Unaudited)


                                Three Months Ended   Nine Months Ended
                                  September 30,        September 30,
                                ------------------   -----------------
                                  2006     2005       2006     2005
                                --------- --------   -------- --------

Revenues:
 DIS                             $11,388  $12,604    $38,008  $38,166
 Product                           5,314    4,748     16,671   12,618
                                --------- --------   -------- --------

Total revenues                    16,702   17,352     54,679   50,784

Cost of revenues:
 DIS                               8,681    9,208     29,080   27,115
 Product                           3,937    4,735     11,450   11,692
                                --------- --------   -------- --------

Total cost of revenues            12,618   13,943     40,530   38,807
                                --------- --------   -------- --------

Gross profit                       4,084    3,409     14,149   11,977

Operating expenses:
 Research and development          1,036      914      3,249    2,767
 Sales and marketing               2,272    1,825      6,797    5,560
 General and administrative        3,455    3,742     11,689   11,255
 Amortization of intangible
  assets                               6      139         35      173
                                --------- --------   -------- --------

Total operating expenses           6,769    6,620     21,770   19,755
                                --------- --------   -------- --------

Loss from operations              (2,685)  (3,211)    (7,621)  (7,778)

Interest and other, net              551      384      1,480      929
                                --------- --------   -------- --------

Net loss                         $(2,134) $(2,827)   $(6,141) $(6,849)
                                ========= ========   ======== ========

Net loss per share - basic and
 diluted                          $(0.11)  $(0.15)    $(0.33)  $(0.37)
                                ========= ========   ======== ========

Weighted average shares
 outstanding:
 Basic and diluted                18,782   18,690     18,751   18,390
                                ========= ========   ======== ========

Stock-based compensation
 expense is included in the
 above as follows:

 Cost of DIS revenue                 $33      $23       $125      $84
 Cost of Product revenue              24        9         66       45
 Research and development             41       15        129       54
 Sales and marketing                  89        8        237       39
 General and administrative          157       48        832      189



                         Digirad Corporation
                Condensed Consolidated Balance Sheets
                            (in thousands)


                                                   Sep. 30,   Dec. 31,
                                                     2006     2005(1)
                                                  ----------- --------
                                                  (Unaudited)
Assets

 Cash and cash equivalents                            $4,368  $16,303
 Securities available-for-sale                        39,732   33,202
 Accounts receivable, net                              7,158    8,132
 Inventories, net                                      5,810    5,136
 Other current assets                                  1,857    1,687
                                                  ----------- --------

Total current assets                                  58,925   64,460

Property and equipment, net                            9,108    9,582
Intangibles, net                                         439      402
Restricted cash                                           60       60
                                                  ----------- --------

Total assets                                         $68,532  $74,504
                                                  =========== ========


Liabilities and stockholders' equity

 Accounts payable                                     $2,161   $2,152
 Accrued compensation                                  2,857    2,585
 Accrued warranty                                        824      825
 Other accrued liabilities                             3,729    4,614
 Deferred revenue                                      2,805    2,858
 Current portion of long-term debt                       319      766
                                                  ----------- --------

Total current liabilities                             12,695   13,800

Long-term debt, net of current portion                   162      368
Deferred rent                                            313      348

Total stockholders' equity                            55,362   59,988
                                                  ----------- --------

Total liabilities and stockholders' equity           $68,532  $74,504
                                                  =========== ========

(1) The condensed consolidated balance sheet as of December 31, 2005 has been derived from the audited financial statements as of that date.



    CONTACT: Digirad Corporation
             Todd Clyde, CFO
             858-726-1600
             ir@digirad.com
             or
             Investor Contact:
             Neil Berkman Associates
             310-826-5051
             info@BerkmanAssociates.com